Exhibit 99.1
CONTACT: Mike Harris
Vice President — Investor Relations
Orion Energy Systems
(920) 892-5412
Scott Jensen
Chief Financial Officer
Orion Energy Systems
(920) 892-5454
Orion Energy Systems, Inc. Announces Fiscal 2011 Second Quarter Results
Achieves Record Quarter for Contracted Revenues
MANITOWOC, Wis. — October 26, 2010 — Orion Energy Systems, Inc. (NYSE Amex: OESX), a power technology enterprise that designs, manufactures and deploys energy management solutions for the commercial and industrial sectors, today announced financial results for its fiscal 2011 second quarter and fiscal year-to-date period ended September 30, 2010.
Second Quarter of Fiscal 2011
For the second quarter of fiscal 2011, Orion reported a record level of contracted revenues of $29.2 million, a 44% increase versus the prior year fiscal 2010 second quarter total of $20.3 million. Included in the $29.2 million were $23.9 million in cash orders and $5.3 million in financed contracts from Orion Throughput Agreements (OTAs). Prior year contracted revenues included $17.9 million in cash orders and $2.4 million in financed contracts from OTA agreements. See the section below titled “Definition of Contracted Revenues” for details on how Orion defines contracted revenues. Orion also reported revenues of $13.7 million under generally accepted accounting principles (GAAP), a 6% decline compared to $14.6 million for the second quarter of fiscal 2010. The year-over-year decline was primarily the result of a record level of backlog at the end of the second quarter due to a large influx of orders toward the end of September, which were not able to be produced and shipped within the quarter. Total backlog at the end of the second quarter of fiscal 2011 was $13.7 million, compared to $3.6 million at the end of the first quarter of fiscal 2011. Orion generally expects this backlog to be recognized as GAAP revenue in the third quarter of fiscal 2011.
For the second quarter of fiscal 2011, the Company reported non-GAAP net income of $0.7 million, or $0.03 per share, compared to a non-GAAP net loss of $(1.0 million), or $(0.05) per share, for the second quarter of fiscal 2010. See the section below titled “Non-GAAP Financial Measures Reconciliation” for details on how Orion determines non-GAAP net income. For the second quarter of fiscal 2011, the Company reported a GAAP net loss of $(0.2 million), or $(0.01) per share, compared to a GAAP net loss of $(1.4 million), or $(0.06) per share for the second quarter of fiscal 2010.

Six Months Ended — Year-to-Date Fiscal 2011
For the first six months of fiscal 2011, Orion also reported a record level of contracted revenues of $48.0 million, a 34% increase compared to $35.8 million for the same period in fiscal 2010. Included in the $48.0 million were $38.6 million in cash orders and $9.4 million in financed contracts from OTAs and solar technology power purchase agreements (PPAs). Contracted revenues for the first six months of fiscal 2010 included $31.1 million in cash orders and $4.7 million in financed contracts from OTAs. For the first six months of fiscal 2011, GAAP revenues were $28.4 million, an increase of 4% compared to $27.2 million for the same period in fiscal 2010.
For the first six months of fiscal 2011, the Company reported non-GAAP net income of $0.2 million, or $0.01 per share, compared to a non-GAAP net loss of $(3.4 million), or $(0.16) per share for the same period in fiscal 2010. For the first six months of fiscal 2011, the Company reported a GAAP net loss of $(1.2 million), or $(0.05) per share, compared to a GAAP net loss of $(4.2 million), or $(0.19) per share for the same period of fiscal 2010.
Key Business Highlights
During the second quarter of fiscal 2011:
•
Orion increased the number of facilities retrofitted with its Compact Modular high-intensity fluorescent lighting technology to 6,128 as of the end of the second quarter fiscal 2011 (compared to 5,870 as of the end of the first quarter of fiscal 2011), representing 957 million square feet of installed facilities.

•
Total deployments of the InteLite® wireless controls increased to 448 customer locations, consisting of 49,324 transceivers and 486 control panels (compared to 35,631 transceivers and 446 control panels as of the end of the first quarter of fiscal 2011). The deployments represent 22.2 million square feet of installed facilities as of the end of the second quarter of fiscal 2011 (compared to 16 million square feet as of the end of the first quarter of fiscal 2011).

•
Total Apollo® solar light pipes installed increased to 7,581 total units (compared to 6,339 total units as of the end of the first quarter 2011), representing 3.4 million square feet of installed facilities as of the end of the second quarter of fiscal 2011 (compared to 2.9 million square feet of installed facilities as of the end of the first quarter of fiscal 2011).

•	Orion received its single largest order in the Company’s history relating to an $8.2 million cash solar power project, which was included in backlog as of September 30, 2010.

•
The Company entered into a $2.9 million OTA with a key customer involving the retrofitting of Orion’s Compact Modular lighting and the new installation of InteLite® wireless controls. The Company believes the significance of this order is the value proposition to be enjoyed by the customer in replacing Orion’s existing lighting technology — that is working fine — in order to implement the Company’s integrated system.

•	A $2.4 million financing agreement was entered into with First Business Bank, headquartered in Madison, WI, to provide additional capital to support the Company’s growing OTA and PPA business.
Neal Verfuerth, Chief Executive Officer of Orion commented, “Now more than ever, I’m convinced that we’re absolutely in the right place at the right time in the energy world. I see the market opening up and major opportunities continuing to develop for our products and services. Our dedicated team of salespeople and other sales and marketing personnel, as well as our independent partners and other channel relationships, are currently working diligently on a robust pipeline of potential cash and financed projects, including some interesting solar opportunities.”
“Our products, systems and solutions result in Orion essentially being a power plant to our customers — which means we’re in the business of deploying assets and harvesting a compelling return on those assets,” continued Mr. Verfuerth. “However, one of the biggest challenges we continue to face is that capital expenditure budgets are still tied up. In the meantime, we will continue to work in gaining momentum with our innovative OTA and PPA financing solutions, and will be well positioned when the capital spending environment within corporate America demonstrates a sustainable recovery.”
Fiscal 2011 Outlook
The Company is reaffirming its previously stated fiscal 2011 guidance for contracted revenue, GAAP Revenue, non-GAAP earnings per share and GAAP earnings per share. The basis for maintaining guidance is due to the record level of backlog at the end of the second quarter, the business trends experienced thus far in the third quarter, along with a somewhat increased level of visibility from a strong pipeline of potential cash and financed projects. For fiscal 2011 (ending March 31, 2011), contracted revenues are still anticipated to be between $100 million and $110 million. The Company continues to expect 20% to 25% of its anticipated fiscal 2011 contracted revenues to be driven by projects completed through its OTAs and PPAs. Orion still expects its fiscal 2011 GAAP revenues to be within the range of $78 million and $84 million.
Orion continues to believe that its non-GAAP earnings per share for fiscal 2011 will be in the range of $0.25 to $0.33 per diluted share. On a GAAP basis, the expectation of earnings per share for fiscal 2011 remains between $0.02 and $0.10 per diluted share. The achievability of this range remains highly dependent upon the percentage of contracted revenues realized from OTAs and PPAs.

The above guidance is based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below under the caption “Safe Harbor Statement” and in the Company’s filings with the Securities and Exchange Commission.
Cash, Debt and Liquidity Position
Orion had $13.3 million in cash and cash equivalents and $1.0 million in short-term investments as of September 30, 2010, compared to $16.2 million and $1.0 million, respectively, at June 30, 2010. Total short and long-term debt was $6.1 million as of September 30, 2010, compared to $3.6 million at June 30, 2010. There were no borrowings outstanding under the Company’s revolving credit facility as of September 30, 2010, which has an availability of $15 million.
Orion currently has been funding the systems costs of its OTA and PPA financing contracts primarily with its own cash. To ensure long-term capital support for the expected growth of these financing programs, the Company continues to pursue several debt financing alternatives in order to provide funding to specifically support the equipment and purchases that underlie the OTAs and PPAs. The Company believes the $2.4 million financing agreement entered into during the second quarter is an initial validation of the ability to finance its OTA and PPA projects.
Supplemental Information
In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and six months ended September 30, 2010. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the second quarter and first six months of fiscal 2011. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.
Conference Call
Orion will host a conference call on Tuesday, October 26, 2010 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2011 second quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.

Definition of Contracted Revenues
Orion defines contracted revenues, which is a financial measurement not recognized under GAAP, as contracted revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar PPAs which are expected to be paid by the Company’s customers over the life of the OTAs and solar PPAs. For OTA and cash contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For PPA contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the PPAs within 180 days from the firm contract date. Orion believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the related different GAAP revenue recognition treatment.
Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2011 second quarter and fiscal year-to-date period ended September 30, 2010 (in millions).

	Three months ended	Six months ended
	September 30, 2010	September 30, 2010
Total contracted revenues	$29.1	$48.0
Change in backlog (1)	(10.1)	(10.5)
Contracted revenue from OTAs and PPAs (2)	(5.3)	(9.5)
Other miscellaneous	—	0.4

Revenue — GAAP basis	$13.7	$28.4

(1)
Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied, typically within 90 days from the end of the period.

(2)	Contracted revenues from OTAs and PPAs are subtracted to reconcile the GAAP revenue as recognition of GAAP revenue will occur in future periods.

Use of Non-GAAP Financial Measures
Orion reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. Specifically, the Company provides OTA and PPA adjusted revenues, OTA and PPA adjusted net income (loss) and OTA and PPA adjusted earnings (loss) per share data as additional information related to the Company’s operating results. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue, net income (loss) or earnings (loss) per share prepared in accordance with GAAP.
Orion’s management uses the foregoing non-GAAP financial measurements, which reflect the discounted expected future revenue to be derived from OTAs and PPAs and the discounted tax-effected contribution to net income from these contracts, to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. Accordingly, Orion believes it is useful for its investors to review, as applicable, information that both includes and excludes the expected future revenue and income contributions from its OTAs and PPAs in order to assess the relative performance of Orion’s business. Management includes within the Company’s reported contracted revenues the impact of the future potential gross revenue from OTAs and the discounted future potential revenue from PPAs because management believes that these adjustments reflect the increasing shift of customer purchasing decisions from cash purchases to the Company’s OTA and PPA product purchase financing solution. Schedules that reconcile the Company’s GAAP and Non-GAAP financial measures are included with this release. Investors are encouraged to review these reconciliations to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.
In Orion’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.

About Orion Energy Systems
Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customers:
•	Energy demand by 574,219 kilowatts, or 13.2 billion kilowatt-hours;
•	Energy costs by more than $1.0 billion; and
•	Indirect carbon dioxide emission by more than 8.8 million tons.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions, including customer capital expenditure budgets; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the increasing customer preferences to purchase the Company’s products through its OTAs and PPAs rather than through cash purchases; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) the increasing relative volume of the Company’s product sales through its wholesale channel; (viii) a reduction in the price of electricity; (ix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (x) increased competition from government subsidies and utility incentive programs; (xi) dependence on customers’ capital budgets for sales of products and services; (xii) Orion’s development of, and participation in, new product and technology offerings or applications; (xiii) legal proceedings, including the securities litigation pending against Orion; and (xiv) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2010	2009	2010
Product revenue	$13,763	$12,948	$24,440	$26,417
Service revenue	856	767	2,807	1,986

Total revenue	14,619	13,715	27,247	28,403

Cost of product revenue	9,222	8,257	17,094	16,782
Cost of service revenue	632	498	1,887	1,415

Total cost of revenue	9,854	8,755	18,981	18,197

Gross profit	4,765	4,960	8,266	10,206

Operating expenses:
General and administrative	3,143	2,988	6,307	5,933
Sales and marketing	2,962	3,299	6,113	6,889
Research and development	491	573	910	1,183

Total operating expenses	6,596	6,860	13,330	14,005

Loss from operations	(1,831)	(1,900)	(5,064)	(3,799)

Other income (expense):
Interest expense	(74)	(54)	(130)	(124)
Dividend and interest income	76	6	198	16

Total other income (expense)	2	(48)	68	(108)

Loss before income tax	(1,829)	(1,948)	(4,996)	(3,907)

Income tax benefit	(430)	(1,788)	(824)	(2,692)

Net loss	$(1,399)	$(160)	$(4,172)	$(1,215)

Basic net loss per share attributable to common shareholders	$(0.06)	$(0.01)	$(0.19)	$(0.05)
Weighted-average common shares outstanding	21,707,477	22,638,638	21,648,246	22,581,188
Diluted net loss per share attributable to common shareholders	$(0.06)	$(0.01)	$(0.19)	$(0.05)
Weighted-average common shares outstanding	21,707,477	22,638,638	21,648,246	22,581,188
The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2010	2009	2010

Cost of product revenue	$53	$38	$112	$74
General and administrative	145	173	267	271
Sales and marketing	136	145	265	254
Research and development	9	7	19	12

Total	$343	$363	$663	$611

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	September 30,
	2010	2010
Assets
Cash and cash equivalents	$23,364	$13,324
Short-term investments	1,000	1,007
Accounts receivable, net of allowances of $382 and $446	14,617	11,589
Inventories, net	25,991	33,706
Deferred tax assets	—	521
Prepaid expenses and other current assets	2,974	5,295

Total current assets	67,946	65,442
Property and equipment, net	30,500	36,333
Patents and licenses, net	1,590	1,627
Deferred tax assets	2,610	3,383
Other long-term assets	975	1,793

Total assets	$103,621	$108,578

Liabilities and Shareholders’ Equity
Accounts payable	$7,761	$9,235
Accrued expenses and other	3,844	3,656
Deferred tax liabilities	44	—
Current maturities of long-term debt	562	1,202

Total current liabilities	12,211	14,093
Long-term debt, less current maturities	3,156	4,934
Deferred revenue, long-term	186	1,779
Other long-term liabilities	398	399

Total liabilities	15,951	21,205

Shareholders’ equity:
Additional paid-in capital	122,515	123,378
Shareholder note receivable	—	(121)
Treasury stock	(32,011)	(31,835)
Accumulated deficit	(2,834)	(4,049)

Total shareholders’ equity	87,670	87,373

Total liabilities and shareholders’ equity	$103,621	$108,578

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended September 30,
	2009	2010
Operating activities
Net loss	$(4,172)	$(1,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,325	1,944
Stock-based compensation expense	663	611
Deferred income tax benefit	(1,510)	(1,337)
Change in allowance for notes and accounts receivable	353	64
Other	(3)	34
Changes in operating assets and liabilities:
Accounts receivable	(1,264)	2,964
Inventories	560	(7,715)
Prepaid expenses and other current assets	1,845	(1,961)
Accounts payable	(2,338)	1,474
Accrued expenses	651	(188)

Net cash used in operating activities	(3,890)	(5,325)

Investing activities
Purchase of property and equipment	(2,501)	(1,955)
Purchase of property and equipment held under operating leases	(1,501)	(5,746)
Purchase of short-term investments	—	(7)
Proceeds from investment tax grant	—	806
Sale of short-term investments	5,583	—
Additions to patents and licenses	(131)	(110)
Proceeds from sales of long term assets	6	1
Long term investments	—	(330)

Net cash provided by (used in) investing activities	1,456	(7,341)

Financing activities
Payment of long-term debt	(433)	(271)
Proceeds from long-term debt	—	2,689
Repurchase of common stock into treasury	(400)	—
Deferred financing costs and offering costs	—	(61)
Proceeds from issuance of common stock	517	269

Net cash provided by (used in) financing activities	(316)	2,626

Net decrease in cash and cash equivalents	(2,750)	(10,040)
Cash and cash equivalents at beginning of period	36,163	23,364

Cash and cash equivalents at end of period	$33,413	$13,324

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES RECONCILIATION(1)
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2009	2010	2009	2010
GAAP revenue	$14,619	$13,715	$27,247	$28,403
ADD: discounted future revenues from OTA and PPA agreements (2)	2,004	4,630	3,919	8,391

OTA and PPA adjusted revenues	16,623	18,345	31,166	36,794

GAAP cost of revenues	9,854	8,755	18,981	18,197
ADD: Discounted future cost of revenues from OTA and PPA agreements(3)	1,403	3,241	2,743	6,159

OTA and PPA adjusted cost of revenues	11,257	11,996	21,724	24,356

OTA and PPA adjusted gross profit	5,366	6,349	9,442	12,438

Total GAAP operating expenses	6,596	6,860	13,330	14,005

OTA and PPA adjusted loss from operations	(1,230)	(510)	(3,888)	(1,567)
Total other income (expense)	2	(48)	68	(108)

OTA and PPA adjusted loss before income tax	(1,228)	(559)	(3,820)	(1,675)
GAAP income tax benefit	(430)	(1,788)	(824)	(2,692)

ADD: income tax expense on income from OTA and PPA agreements (4)	229	528	447	848

Total OTA and PPA adjusted income tax expense benefit	(201)	(1,260)	(377)	(1,844)

OTA and PPA adjusted net income (loss)	$(1,027)	$701	$(3,443)	$169

OTA and PPA adjusted basic net income (loss) per share attributable to common shareholders	$(0.05)	$0.03	$(0.16)	$0.01
Weighted-average common shares outstanding	21,707,477	22,638,638	21,648,246	22,581,188

OTA and PPA adjusted diluted net income (loss) per share attributable to common shareholders	$(0.05)	$0.03	$(0.16)	$0.01
Weighted-average common shares outstanding	21,707,477	22,901,589	21,648,246	23,007,067
Footnotes:

(1)	See the section below titled “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures” for further details on the reconciliations for non-GAAP to GAAP financial measures.

(2)
The Company discounted the potential gross future revenue related to its OTA and PPA contracted revenues of $2.4 million and $5.3 million for the three months ended September 30, 2009 and 2010, respectively, and $4.7 million and $9.4 million for the six months ended September 30, 2009 and 2011, respectively, with the expectation that all renewal periods will be exercised over the term of the contracts. Revenues were discounted using the Company’s incremental borrowing interest rate of 7.5%.

(3)
The Company discounted the future cost of product revenues to be recognized related to its OTAs and PPAs at the historical gross margin rates related to the individual projects. Gross margin contribution for OTAs was estimated at 30% and gross margin contribution for PPAs was estimated at 15%.

(4)	The Company calculated the income tax expense on the contribution margin and income from OTAs and PPAs using its blended incremental effective federal and state tax rate of 38%.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to Comparable
U.S. GAAP Measures
(Unaudited)
Pursuant to the requirements of SEC Regulation G, the Company sets forth above a quantitative reconciliation of each historical non-GAAP financial measure used in this earnings release and the related conference call and/or webcast to its most directly comparable financial measure prepared in accordance with accounting principles generally accepted in the United States (GAAP).
The non-GAAP financial measures used in this earnings release and related conference call and/or webcast differ from GAAP in that they include the immediate recognition of future expected revenues and the direct cost of products sold under the Company’s OTA and PPA financing contracts. The Company’s basis for these adjustments is described above. Management uses these non-GAAP financial measures to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes it is useful for its investors to review, as applicable, information that both includes and excludes the expected future revenue and income contribution from its OTAs and PPAs in order to assess the relative performance of Orion’s business.
Management uses certain non-GAAP financial measures when evaluating the Company’s operating performance and believes that such measures are useful to investors and financial analysts in assessing the Company’s operating performance due to the following factors:
•
The Company believes that its presentation of non-GAAP measures that adjust for the financial impact of the mis-match under GAAP between the immediate operating expense recognition for most OTA and PPA sales activities and contract administration costs and the deferral of revenue recognition and the related income from such contracts on a monthly basis over the contract term provides investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful in helping them to better understand the Company’s relative operating results and underlying operational trends.

•
The Company’s anticipated continuing increase in the volume of its product sales through OTA and PPA financing contracts as a percentage of overall customer contracts signed, compared to cash purchases, will continue to reduce near-term GAAP revenue and operating income as a result of the mis-match of contract operating expenses and revenues, and will continue to impact the ability of investors and financial analysts to compare financial performance across accounting periods.

These non-GAAP financial measures are not prepared in accordance with GAAP. These measures may differ from the non-GAAP information, even where similarly titled, used by other companies and, therefore, should not be used to compare the Company’s performance to that of other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented above should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as revenue, net income (loss) and earnings per share).